Exhibit (23)(b)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements and in the related Prospectuses of CMS Energy Corporation:
(1)	Registration Statements (Form S-3 No. 333-153353, No. 333-155293, No. 333-52560, No. 333-119255 and No. 333-119256) of CMS Energy Corporation;

(2)	Registration Statement (Form S-8 No. 333-152800) pertaining to the CMS Energy Corporation Performance Incentive Stock Plan and Executive Stock Option Plan;
of our report dated February 21, 2007 (except for “Discontinued Operations” in Note 3, as to which the date is February 20, 2008) with respect to the consolidated financial statements and schedules of CMS Energy Corporation for the year ended December 31, 2006 included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Detroit, Michigan
February 23, 2009